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FOR IMMEDIATE RELEASE		News Release

Contact:	Derma Sciences, Inc.	Cameron Associates
	Edward J. Quilty	Lester Rosenkrantz, Investor Relations
	President & CEO	lester@cameronassoc.com
	equilty@dermasciences.com	212-245-8800 x212
609-514-4744

DERMA SCIENCES ANNOUNCES THIRD QUARTER 2004 RESULTS

Quarterly Conference Call Scheduled For 11:30 a.m. EDT Thursday, November 11, 2004

PRINCETON, NJ, November 11, 2004 — Derma Sciences, Inc. (OTC Bulletin Board: DSCI.OB), a manufacturer and full line supplier of wound and skin care products, today reported financial results for its third quarter and nine months ended September 30, 2004.

Net sales for the third quarter of 2004 increased eighteen percent to $4.97 million compared to $4.21 million in the third quarter 2003, due to increased sales of all major product lines, with the exception of the Dermagran component of the advanced wound care line. Gross profit dollars and margin percentage were down in the third quarter 2004 versus 2003. The declines are attributable to lower sales of the high margined Dermagran products coupled with an unfavorable mix associated with sales growth coming from lower margined products. One-time start up costs associated with the manufacture of the U.S. private label growth initiative products and the cost of bringing products purchased from Kimberly-Clark Corporation on line in the Company’s Toronto, Canada manufacturing facility, also contributed to the decline. The Company incurred a net loss of $243,355 in the third quarter of 2004 compared to a net loss of $95,737 in the third quarter 2003.

Sales for the first nine months of 2004 increased fourteen percent to $14.91 million from $13.07 million in 2003. Wound care sales increased seventeen percent during the period primarily attributable to a major contribution from private label sales as well as new sales of products acquired from Kimberly-Clark in January of this year. The wound closure and securement product group increased eighteen percent on the strength of delivery of orders for Percu-Stay securement devices to our marketing partner and incremental Kimberly-Clark suture strip line sales. The skin care product group showed a slight decline as a result of competitive pressure from distributor private branded products. Operating expenses increased twenty percent in the first nine months as compared to the same period last year. Included in the increase, were a higher level of information technology expenses to upgrade the Company’s capabilities in this area, incremental costs associated with the new U.S. distribution facility, and higher insurance and professional service costs due to increasing fees as well as amortization related to the Kimberly-Clark acquisition and bad debt expenses. The Company incurred a net loss of $1,550,120, or a $0.17 loss per share (basic and diluted), in the nine months ended 2004 compared to a loss of $6,300, or $0.00 loss per share (basic and diluted), in 2003. The Company had working capital of $2.6 million on hand as of September 30, 2004.

Edward J. Quilty, Chairman, President and CEO, commented, “We are confident that in the coming quarters we will begin to realize sales increases from the private label agreements we have in place. Our two largest private label programs took longer than we anticipated to initiate. However, as of October 31st they have been fully launched. Our recent award with Premier, the country’s largest G.P.O., for the Silverlon product line that we distribute on behalf of our partner, Argentum Medical, will begin January 1, 2005 and has significant sales growth potential. We have also negotiated new OEM private label contracts and we expect to realize sales growth from these relationships in the near future. We believe our product costs will improve as we gain manufacturing efficiencies and expect that the work that has been done this year will be positively reflected in future results.”

CONFERENCE CALL:

You are invited to listen to the third quarter ended September 30, 2004 conference call on Thursday, November 11 at 11:30 a.m., EDT (Eastern Daylight Time), with Chairman, CEO, and President, Edward Quilty.

Webcast address: www.fulldisclosure.com, www.streetevents.com.

Dial-in numbers: 800-901-5213, (domestic), and 617-786-2962 (international) pass code #67885387.

If you are unable to participate, an audio digital replay of the call will be available from Thursday, November 11, 2004, at 1:30pm, ET until Midnight ET on November 18, 2004, by dialing 888-286-8010 (domestic) or 617-801-6888 (international) using confirmation code #66578053. A web archive will be available for 30 days at www.companyboardroom.com, www.streetevents.com

About Derma Sciences, Inc.

Derma Sciences, Inc. provides a full range of skin care, wound management and specialty securement devices that are used primarily in the professional markets, specifically hospitals, nursing homes and home care settings. For more information about Derma Sciences, Inc., visit its home page on the Internet at http://www.dermasciences.com.

TABLE FOLLOWS

DERMA SCIENCES, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

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                                                     Three months ended             Nine months ended
                                                        September 30,                 September 30,
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                                                     2004          2003            2004           2003
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 Net Sales                                       $4,969,824    $4,212,619     $14,913,257    $13,065,047
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 Cost of Sales                                    3,749,380     2,812,161      10,830,809      8,451,050
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 Gross Profit                                     1,220,444     1,400,458       4,082,448      4,613,997
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 Operating Expenses                               1,412,809     1,469,362       5,371,942      4,470,354
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 Interest Expense, net                               61,242        44,750         159,388        215,236
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 Other (income) expense, net                        (10,252)      (17,917)        101,238        (65,293)
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 Total Expenses                                   1,463,799     1,496,195       5,632,568      4,620,297
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 (Loss) before provision for income taxes          (243,355)      (95,737)     (1,550,120)        (6,300)
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 Net (loss)                                      $ (243,355)   $  (95,737)    $(1,550,120)    $   (6,300)
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 (Loss) per common share - basic and diluted        $ (0.03)      $ (0.01)        $ (0.17)       $ (0.00)
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 Shares used in computing (loss) per common       9,524,007     7,338,682       9,285,722      5,656,822
 share - basic and diluted
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Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned, that certain important factors may affect the Company’s actual results and could cause such results to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of the Company. Factors which may affect the Company’s results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company’s actual results and forward-looking statements include but are not limited to, those discussed in the Company’s filings with the Securities and Exchange Commission.